Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 14, 2011 on the financial statements of A Clean Slate, Inc. and Subsidiary as of December 31, 2010 (consolidated) and 2009, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 2010 (consolidated) and 2009, included herein on the registration statement of A Clean Slate, Inc. and Subsidiary on Form S-1 (amendment no. 1), and to the reference to our firm under the heading "Experts" in the prospectus.

Berman & Company, P.A.
Certified Public Accountants

Boca Raton, Florida
March 23, 2011

551 NW 77th Street Suite 201 • Boca Raton, FL 33487
Phone: (561) 864-4444 • Fax: (561) 892.3715
www.bermancpas.com • info@bermancpas.com
Registered with the PCAOB • Member AICPA Center for Audit Quality

Member American Institute of Certified Public Accountants
Member Florida Institute of Certified Public Accountants